Exhibit 4.9

BANCO BILBAO VIZCAYA ARGENTARIA, S.A.

as Issuer,

and

THE BANK OF NEW YORK MELLON

as Trustee, Paying and Conversion Agent, Calculation Agent

and Principal Paying Agent

and

THE BANK OF NEW YORK MELLON

as Contingent Convertible Preferred Security Registrar

FIRST SUPPLEMENTAL INDENTURE

dated as of May 8, 2026

to

CONTINGENT CONVERTIBLE PREFERRED SECURITIES INDENTURE

dated as of July 31, 2025

in respect of

$1,000,000,000 Contingent Convertible Preferred Securities

TABLE OF CONTENTS

		PAGE

ARTICLE 1
DEFINITIONS

Section 1.01.	Definition of Terms	2
Section 1.02.	Separability Clause	3
Section 1.03.	Benefits of Supplemental Indenture	3

ARTICLE 2
THE PREFERRED SECURITIES

Section 2.01.	Form, Title, Terms and Payments	4
Section 2.02.	Distributions	5
Section 2.03.	Amended Provision of Contingent Convertible Preferred Securities Indenture	6

ARTICLE 3
MISCELLANEOUS

Section 3.01.	Confirmation of Indenture	7
Section 3.02.	Governing Law	7
Section 3.03.	Submission to Jurisdiction	7
Section 3.04.	Counterparts	7
Section 3.05.	Not Responsible for Recitals or Issuance of Preferred Securities	8
Section 3.06.	Instructions by Electronic Means	8

i

This FIRST SUPPLEMENTAL INDENTURE (“First Supplemental Indenture”), dated as of May 8, 2026, between Banco Bilbao Vizcaya Argentaria, S.A., a sociedad anónima organized under the laws of the Kingdom of Spain, as issuer (the “Company”), having its principal executive office located at Calle Azul 4, 28050 Madrid, Spain, and The Bank of New York Mellon, a New York banking corporation duly organized and existing under the laws of the State of New York, currently having its principal corporate trust office located at 240 Greenwich Street, New York, New York 10286, United States, and acting (except with respect to its role as Contingent Convertible Preferred Security Registrar) through its London Branch currently located at 160 Queen Victoria Street, London EC4V 4LA, United Kingdom, as trustee (the “Trustee”¸ which term includes any successor Trustee), paying and conversion agent (the “Paying and Conversion Agent”, which term includes any successor Paying and Conversion Agent), calculation agent (the “Calculation Agent”, which term includes any successor Calculation Agent), principal paying agent (the “Principal Paying Agent”, which term includes any successor Principal Paying Agent) and security registrar (the “Contingent Convertible Preferred Security Registrar”, which term includes any successor Contingent Convertible Preferred Security Registrar).

WITNESSETH:

WHEREAS, the Company and the Trustee have executed and delivered a Contingent Convertible Preferred Securities Indenture, dated as of July 31, 2025 (the “Contingent Convertible Preferred Securities Indenture”), to provide for the issuance of the Company’s Contingent Convertible Preferred Securities;

WHEREAS, the Company hereto desires to issue a new series of Contingent Convertible Preferred Securities to be known as the $1,000,000,000 Series 16 Non-Step-Up Non-Cumulative Contingent Convertible Perpetual Preferred Tier 1 Securities (the “Preferred Securities”);

WHEREAS, the parties hereto desire to establish that the Preferred Securities shall be issued in the form of one or more Global Securities substantially in the form of Exhibit A to this First Supplemental Indenture pursuant to Sections 2.01 and 3.01 of the Contingent Convertible Preferred Securities Indenture;

WHEREAS, Section 10.01(f) of the Contingent Convertible Preferred Securities Indenture permits the Company and the Trustee to enter into a supplemental indenture to establish the form or terms of Contingent Convertible Preferred Securities of any series as permitted under Sections 2.01 or 3.01 and 10.01(e) of the Contingent Convertible Preferred Securities Indenture without the consent of Holders;

WHEREAS, Section 10.01(e) of the Contingent Convertible Preferred Securities Indenture permits the Company and the Trustee to add to, change or eliminate any provisions of the Contingent Convertible Preferred Securities Indenture, subject to certain conditions, without the consent of Holders;

WHEREAS, this First Supplemental Indenture shall amend and supplement the Contingent Convertible Preferred Securities Indenture but only with respect to the Preferred Securities; to the extent the terms of the Contingent Convertible Preferred Securities Indenture are inconsistent with the provisions of this First Supplemental Indenture, the terms of this First Supplemental Indenture shall control and prevail, but only with respect to the Preferred Securities. The Contingent Convertible Preferred Securities Indenture, as amended and supplemented by, and together with, this First Supplemental Indenture are hereinafter referred to as the “Indenture”; and

WHEREAS, the Company has requested and does hereby request that the Trustee execute and deliver this First Supplemental Indenture, and whereas all actions required by the Company to be taken in order to make this First Supplemental Indenture a valid, binding and enforceable instrument in accordance with its terms, have been taken and performed, and the execution and delivery of this First Supplemental Indenture have been duly authorized in all respects,

NOW, THEREFORE, the Company and the Trustee mutually covenant and agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Definition of Terms. For all purposes of this First Supplemental Indenture, except as otherwise expressly provided or unless the context otherwise requires:

(a) the terms defined in this Article have the meanings assigned to them in this Article and include the plural as well as the singular;

(b) a term defined anywhere in this First Supplemental Indenture has the same meaning throughout;

(c) capitalized terms used herein but not otherwise defined shall have the meanings assigned to them in the Contingent Convertible Preferred Securities Indenture;

(d) headings are for convenience of reference only and do not affect interpretation;

(e) the words “herein”, “hereof”, “hereto” and “hereunder” and other words of similar import, when used in this First Supplemental Indenture, refer to this First Supplemental Indenture as a whole and not to any particular Article, Section or other subdivision of this First Supplemental Indenture;

(f) unless otherwise specified herein, references herein to a specific Section, Article or Exhibit refer to Sections or Articles of, or an Exhibit to, this First Supplemental Indenture;

(g) wherever the words “include”, “includes” or “including” are used in this First Supplemental Indenture, they shall be deemed to be followed by the words “without limitation”;

(h) for purposes of this First Supplemental Indenture, references herein to any act or statute or any provision of any act or statute shall be deemed also to refer to any statutory modification or re-enactment thereof or any statutory instrument, order or regulation made thereunder or under such modification or re-enactment; and

(i) the following terms shall have the following meanings whenever used herein and shall apply to the Preferred Securities:

“5-year UST” means, in relation to a Reset Date and the Reset Period commencing on that Reset Date, an interest rate expressed as a percentage determined by the Calculation Agent to be the per annum rate equal to the yield to maturity for U.S. Treasury securities with a maturity of five years as published in the most recent H.15;

“Accrual Date” means the date from which Distributions began to accrue. Distributions begin to accrue on the first day of a Distribution Period, which is either a Distribution Payment Date or, in the case of the first Distribution Period, the date of issuance;

“Business Day” means any day, other than Saturday or Sunday, that is neither a Legal Holiday nor a day on which banking institutions are authorized or required by law, regulation or executive order to close in the City of New York, London or Madrid;

“Closing Date” means May 8, 2026, being the date of the initial issue of the Preferred Securities;

“Company” means the Person named as the “Company” in the first paragraph of this First Supplemental Indenture until a successor Person shall have become such pursuant to the applicable provisions of the Indenture, and thereafter “Company” shall mean such successor Person, and any other obligor upon the Preferred Securities;

“Depositary” means The Depository Trust Company (“DTC”) and its successors;

“Distribution” means the non-cumulative cash distribution, if any, in respect of the Preferred Securities in a Distribution Period, determined in accordance with the Indenture;

“Distribution Payment Date” means, with respect to the Preferred Securities, each of February 8, May 8, August 8 and November 8 in each year, commencing on August 8, 2026;

“First Reset Date” means May 8, 2033;

“Floor Price” means $4.4014, subject to adjustment in accordance with Section 4.05 of the Contingent Convertible Preferred Securities Indenture;

“H.15” means the daily statistical release designated as such and published by the Board of Governors of the United States Federal Reserve System under the caption “Treasury constant maturities”, or any successor or replacement publication as reasonably determined by the Company and notified to the Calculation Agent, that establishes yield on actively traded U.S. Treasury securities, and “most recent H.15” means the H.15 that includes a yield to maturity for U.S. Treasury securities with a maturity of five years, published closest in time (but prior to) the relevant Reset Determination Date;

“Holder” means a Person in whose name a Preferred Security is registered in the Contingent Convertible Preferred Security Register;

“Initial Margin” means 2.985% per annum;

“Liquidation Preference” means $200,000 per Preferred Security;

“Payment Business Day” means any day, other than Saturday or Sunday, that is neither a Legal Holiday nor a day on which banking institutions are authorized or required by law, regulation or executive order to close in the City of New York or Madrid;

“Regular Record Date” for the Distribution payable on any Distribution Payment Date on the Preferred Securities means the 15th calendar day (whether or not a Business Day) preceding a Distribution Payment Date;

“Reset Date” means the First Reset Date and every fifth anniversary thereafter;

“Reset Determination Date” means, in relation to each Reset Date, the second Business Day immediately preceding such Reset Date; and

“Reset Period” means the period from (and including) a Reset Date to (but excluding) the next succeeding Reset Date.

Section 1.02. Separability Clause. In case any provision in this First Supplemental Indenture or the Preferred Securities shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 1.03. Benefits of Supplemental Indenture. Nothing in this First Supplemental Indenture or the Preferred Securities, express or implied, shall give to any Person, other than the parties hereto and their successors hereunder and the Holders, any benefit or any legal or equitable right, remedy or claim under the Indenture.

ARTICLE 2

THE PREFERRED SECURITIES

Section 2.01. Form, Title, Terms and Payments. The form of any Contingent Convertible Preferred Security that is designated as a Preferred Security shall be evidenced by one or more Global Securities in registered form (each, a “Global Preferred Security”) deposited with, or on behalf of, the Depositary on the Closing Date. Definitive Preferred Securities shall not be issued except as provided in and subject to the provisions of the Contingent Convertible Preferred Securities Indenture. The Global Preferred Securities shall be registered in the name of the Depositary’s nominee (initially Cede & Co.) and executed and delivered in substantially the form attached hereto as Exhibit A. The terms and provisions of the Global Preferred Securities are hereby incorporated herein by reference and made a part hereof as if set forth herein in full, except that insofar as the terms and provisions of the Global Preferred Securities may conflict with the provisions set forth herein, the provisions set forth herein (as they may be amended from time to time) shall control and prevail with respect to the terms and provisions of the Global Preferred Securities.

(a) There is hereby established a new series of Contingent Convertible Preferred Securities designated as the $1,000,000,000 Series 16 Non-Step-Up Non-Cumulative Contingent Convertible Perpetual Preferred Tier 1 Securities with the terms provided herein (including Section 1.01(i) hereof) and in the Contingent Convertible Preferred Securities Indenture (as amended and supplemented hereby) (referred to herein as the “Preferred Securities”).

(b) The Preferred Securities shall carry a Liquidation Preference of $200,000 per Preferred Security.

(c) The Preferred Securities shall be initially limited in aggregate Liquidation Preference to $1,000,000,000. The Company may from time to time, without the consent of the Holders, issue additional Preferred Securities having the same ranking and same Distribution Rate, redemption terms and other terms as the Preferred Securities described in this First Supplemental Indenture, except for the price to the public at initial Accrual Date, Closing Date and first Distribution Payment Date. Any such additional Preferred Securities subsequently issued shall rank equally and ratably with the Preferred Securities in all respects, so that such further Preferred Securities shall be consolidated and form a single series with the Preferred Securities.

(d) The Preferred Securities shall be perpetual Contingent Convertible Preferred Securities and shall have no stated maturity in respect of Liquidation Preference.

(e) The Preferred Securities shall not have a sinking fund. No premium, upon redemption or otherwise, shall be payable by the Company on the Preferred Securities. The Preferred Securities shall not be redeemable except as provided in Article 12 of the Contingent Convertible Preferred Securities Indenture.

(f) Any proposed transfer of an interest in the Preferred Securities held in the form of a Global Preferred Security shall be effected through the book-entry system maintained by the Depositary.

(g) The Distribution Rate on the Preferred Securities is set forth in Section 2.02(a) hereof.

(h) Payments in respect of the Preferred Securities, including payments of Liquidation Preference and Distributions, shall be subject to the conditions set forth under Section 2.02 hereof and the Contingent Convertible Preferred Securities Indenture (including Sections 3.07, 3.08, 3.09, 3.10, 6.02, Articles 4 and 12 and Section 14.01 thereof). The Place of Payment of the Preferred Securities shall be the Corporate Trust Office.

(i) The Depositary for the Preferred Securities shall be DTC (or, if applicable, its successors).

(j) Upon the terms and subject to the conditions contained herein, the Company hereby appoints The Bank of New York Mellon as the initial Paying and Conversion Agent, Calculation Agent, Principal Paying Agent and Contingent Convertible Preferred Security Registrar, under the Indenture for the purpose of performing such roles with respect to the Preferred Securities, and The Bank of New York Mellon hereby accepts such appointments. The Company may change the Paying and Conversion Agent, the Calculation Agent, the Principal Paying Agent and/or the Contingent Convertible Preferred Security Registrar without prior notice to the Holders. The rights, privileges, protections, immunities and benefits given to the Trustee pursuant to the Contingent Convertible Preferred Securities Indenture, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by the Calculation Agent as though it was a party thereto, provided, however, that the Calculation Agent shall be deemed to have acknowledged, accepted and agreed to be bound, and will be bound, by Section 14.02 thereof, on the same terms as the Trustee, with respect to any BRRD Liability of the Company to the Calculation Agent.

(k) Additional Amounts will be payable in respect of the Preferred Securities as provided in Section 11.04 of the Contingent Convertible Preferred Securities Indenture.

Section 2.02. Distributions.

(a) The Preferred Securities accrue Distributions at the following rate (the “Distribution Rate”):

(i) in respect of the period from (and including) the Closing Date to (but excluding) the First Reset Date at the rate of 7.125% per annum; and

(ii) in respect of each Reset Period, at the rate per annum equal to the aggregate of the Initial Margin and the 5-year UST for such Reset Period, and such aggregate converted to a quarterly rate in accordance with market convention (rounded to four decimal places, with 0.00005 rounded down), all as determined by the Calculation Agent on the relevant Reset Determination Date, provided that any Distribution Rate shall not be less than zero. As of the date of this First Supplemental Indenture, the market convention for quarterly rate conversion is as follows:

Subject as provided in the Indenture (including Sections 3.08 and 3.09 of the Contingent Convertible Preferred Securities Indenture), such Distributions will be payable quarterly in arrears on each Distribution Payment Date.

(b) If a Distribution is required to be paid in respect of a Preferred Security on any date other than a Distribution Payment Date, it shall be calculated by the Calculation Agent by applying the Distribution Rate to the Liquidation Preference in respect of each Preferred Security, multiplying the product by (i) the actual number of days in the period from (and including) the applicable Accrual Date to (but excluding) the date on which Distributions fall due divided by (ii) the actual number of days from (and including) the applicable Accrual Date to (but excluding) the next following Distribution Payment Date multiplied by four, and rounding the resulting figure to the nearest cent (half a cent being rounded upwards).

(c) The Company will be discharged from its obligations to pay Distributions on the Preferred Securities by payment to the Principal Paying Agent for the account of the Holders on the relevant Distribution Payment Date or as otherwise provided in Section 2.02(b) or (d). Subject to any applicable fiscal or other laws and regulations, each such payment in respect of the Preferred Securities will be made in Dollars (or such coin or currency of the United States of America that at the time of payment is legal tender for payment of public and private debts) by transfer to an account capable of receiving payments in such currency, as directed by the Principal Paying Agent.

(d) If any date on which any payment is due to be made on the Preferred Securities would otherwise fall on a date which is not a Payment Business Day, the payment will be postponed to the next Payment Business Day and the Holders shall not be entitled to any interest or other payment in respect of any such delay.

(e) If the Company does not pay a Distribution or part thereof in accordance with this Section 2.02, such non-payment shall evidence the cancellation of such Distribution (or relevant part thereof), and accordingly, such Distribution shall not in any such case be due and payable. For the avoidance of doubt, if the Company provides notice to cancel a portion, but not all, of a Distribution in respect of the Preferred Securities, and the Company subsequently does not make a payment of the remaining portion of such Distribution on the relevant Distribution Payment Date, such non-payment shall evidence the Company’s exercise of its discretion, pursuant to Section 3.08 of the Contingent Convertible Preferred Securities Indenture, to cancel also such portion of such Distribution, and accordingly such portion of the Distribution shall also not be due and payable.

(f) The Calculation Agent will at or as soon as practicable after the relevant time on each Reset Determination Date at which the Distribution Rate is to be determined, determine the Distribution Rate for the relevant Reset Period. The Calculation Agent will cause the Distribution Rate for each Reset Period to be notified to the Company and the stock exchange on which the Preferred Securities are listed and notice thereof to be published in accordance with Section 1.06 of the Contingent Convertible Preferred Securities Indenture as soon as possible after its determination but in no event later than the fourth Business Day after each Reset Determination Date.

Section 2.03. Amended Provision of Contingent Convertible Preferred Securities Indenture. The definition of “Qualifying Preferred Securities” set forth in Section 1.01 of the Contingent Convertible Preferred Securities Indenture shall be deleted with respect to the Preferred Securities only and shall not apply to the Preferred Securities and shall, with respect to the Preferred Securities only, be replaced, by the following definition:

““Qualifying Preferred Securities” means, with respect to the Contingent Convertible Preferred Securities of a series which is subject to any substitution or modification pursuant to Section 3.20, at any time, any securities issued by the Company (including any Contingent Convertible Preferred Securities so modified as to remain Qualifying Preferred Securities) that:

(a)	contain terms which comply with the then-current requirements to be included in, or count towards, the Group’s and the Company’s Tier 1 Capital;

(b)

have the same or higher ranking as is applicable to such series of Contingent Convertible Preferred Securities on the issue date of such series of Contingent Convertible Preferred Securities under Section 13.01;

(c)

have the same denomination and aggregate outstanding Liquidation Preference, the same terms for the determination of any applicable Distributions, the same redemption rights and the same dates for payment of Distributions as such series of Contingent Convertible Preferred Securities immediately prior to any substitution or modification pursuant to Section 3.20;

(d)

preserve any existing rights under such series of Contingent Convertible Preferred Securities to any accrued Distribution which has not been paid in respect of the period from and including the Distribution Payment Date last preceding the date of any substitution or modification pursuant to Section 3.20 (where not cancelled or deemed cancelled pursuant to, or otherwise subject to the limitations on payment set out in, Section 3.08 and 3.09);

(e)

are listed or admitted to trading on any stock exchange as selected by the Company; provided that such series of Contingent Convertible Preferred Securities was listed or admitted to trading on a stock exchange immediately prior to the relevant substitution or modification pursuant to Section 3.20; and

(f)	are not, immediately following the relevant substitution or modification, subject to a Capital Event or a Tax Event.”

ARTICLE 3

MISCELLANEOUS

Section 3.01. Confirmation of Indenture. The Contingent Convertible Preferred Securities Indenture, as supplemented and amended by this First Supplemental Indenture, is in all respects ratified and confirmed, and the Contingent Convertible Preferred Securities Indenture and this First Supplemental Indenture shall, in respect of any Preferred Securities, be read, taken and construed as one and the same instrument. This First Supplemental Indenture constitutes an integral part of the Contingent Convertible Preferred Securities Indenture with respect to the Preferred Securities. In the event of a conflict between the terms and conditions of the Contingent Convertible Preferred Securities Indenture and the terms and conditions of this First Supplemental Indenture, the terms and conditions of this First Supplemental Indenture shall control and prevail with respect to the Preferred Securities.

Section 3.02. Governing Law. This First Supplemental Indenture and the Preferred Securities (except as set forth herein and therein) shall be governed by, and construed in accordance with, the laws of the State of New York applicable to agreements made or instruments entered into and, in each case, performed in said state, except that the authorization and execution by the Company of this First Supplemental Indenture, the authorization, issuance and execution by the Company of the Preferred Securities, the Preferred Securities to the extent set forth therein and Section 13.01(a), Section 13.02 and Article 14 of the Contingent Convertible Preferred Securities Indenture shall be governed by and construed in accordance with the common laws (derecho común) of Spain.

Section 3.03. Submission to Jurisdiction. Except as provided in the immediately following two sentences, the Company hereby irrevocably submits to the non-exclusive jurisdiction of any U.S. federal or state court in the Borough of Manhattan, the City of New York, New York in any suit or proceeding arising out of or relating to the Preferred Securities or the Indenture, and irrevocably waives, to the extent it may effectively do so, any objection it may have now or hereafter to the laying of the venue of any such suit or proceeding. Notwithstanding anything to the contrary in the Preferred Securities or the Indenture, the Spanish courts in the city of Madrid shall have exclusive jurisdiction in respect of any suit or proceeding arising out of or relating to the Preferred Securities or the Indenture arising out of, relating to or in connection with the exercise of the Spanish Bail-in Power by the Relevant Spanish Resolution Authority (a “Bail-in Dispute”) and accordingly each of the Company, the Trustee, each Holder and beneficial owner of any Preferred Securities and each Agent submits, to the extent it may effectively do so, to the exclusive jurisdiction of such Spanish courts in relation to any Bail-in Dispute. Each of the Company, the Trustee, each Holder and beneficial owner of any Preferred Securities and each Agent further irrevocably waives, to the extent it may effectively do so, any objection to the Spanish courts in the city of Madrid on the grounds that they are an inconvenient or inappropriate forum in respect of any Bail-in Dispute.

Section 3.04. Counterparts. This First Supplemental Indenture may be executed manually, by facsimile or by electronic signature in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument. The exchange of copies of this First Supplemental Indenture and of signature pages by email or other electronic format (including, without limitation, “pdf,” “tif” or “jpg”) transmission or other electronically-imaged signature (including, without limitation, DocuSign, Signaturit or Adobe Acrobat Sign) or transmission shall constitute effective execution and delivery of this First Supplemental Indenture as to the parties hereto and may be used in lieu of the original First Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by email or other electronic format (e.g., “pdf,” “tif”

or “jpg”) (including, without limitation, DocuSign, Signaturit or Adobe Acrobat Sign) shall be deemed to be their original signatures for all purposes. Unless otherwise provided herein or in the Preferred Securities, the words “execute,” “execution,” “signed,” and “signature” and words of similar import used in or related to any document to be signed in connection with this First Supplemental Indenture, such Preferred Securities or any of the transactions contemplated hereby or thereby (including amendments, waivers, consents and other modifications) shall be deemed to include electronic signatures and the keeping of records in electronic form, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature in ink or the use of a paper-based recordkeeping system, as applicable, to the fullest extent as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, and any other similar state laws based on the Uniform Electronic Transactions Act.

Section 3.05. Not Responsible for Recitals or Issuance of Preferred Securities. The recitals contained herein and in the Preferred Securities, except the Trustee’s and any Authenticating Agent’s certificates of authentication, shall be taken as the statements of the Company, and neither the Trustee nor any Authenticating Agent assumes any responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this First Supplemental Indenture or of the Preferred Securities, except that the Trustee represents and warrants that it is duly authorized to execute and deliver this First Supplemental Indenture, authenticate the Preferred Securities and perform its obligations hereunder, and that this First Supplemental Indenture is in a form satisfactory to the Trustee. Neither the Trustee nor any Authenticating Agent shall be accountable for the use or application by the Company of Preferred Securities or the proceeds thereof.

Section 3.06. Instructions by Electronic Means. All of the provisions contained in the Contingent Convertible Preferred Securities Indenture in respect of Instructions delivered pursuant to Electronic Means shall be applicable in respect of the Preferred Securities and of this First Supplemental Indenture as fully and with like effect as if set forth herein in full.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the date first written above.

BANCO BILBAO VIZCAYA ARGENTARIA, S.A.

By:	/s/ Ignacio Echevarría Soriano
Name: Ignacio Echevarría Soriano
Title: Authorized Representative

THE BANK OF NEW YORK MELLON, LONDON BRANCH, AS TRUSTEE, PAYING AND CONVERSION AGENT, CALCULATION AGENT AND PRINCIPAL PAYING AGENT

By:	/s/ Gregory Dale
Name: Gregory Dale
Title: Authorized Signatory

THE BANK OF NEW YORK MELLON, AS CONTINGENT CONVERTIBLE PREFERRED SECURITY REGISTRAR

By:	/s/ Gregory Dale
Name: Gregory Dale
Title: Authorized Signatory

[Signature Page to First Supplemental Indenture]

EXHIBIT A

FORM OF GLOBAL PREFERRED SECURITY

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN CERTIFICATED FORM, THIS SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TRUST COMPANY (THE “DEPOSITARY”) TO A NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS GLOBAL SECURITY IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY SECURITY ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THE RIGHTS OF THE HOLDER OF THIS SECURITY ARE, TO THE EXTENT AND IN THE MANNER SET FORTH IN SECTION 13.01(a) OF THE INDENTURE HEREINAFTER REFERRED TO, SUBORDINATED TO THE CLAIMS OF OTHER CREDITORS OF THE COMPANY, AND THIS SECURITY IS ISSUED SUBJECT TO THE PROVISIONS OF THAT SECTION 13.01(a), AND THE HOLDER (AND BENEFICIAL OWNERS) OF THIS SECURITY, BY ACCEPTING THE SAME, AGREES TO AND SHALL BE BOUND BY SUCH PROVISIONS. THE PROVISIONS OF SECTION 13.01(a) OF THE INDENTURE AND THE TERMS OF THIS PARAGRAPH ARE GOVERNED BY, AND SHALL BE CONSTRUED IN ACCORDANCE WITH, THE COMMON LAWS (DERECHO COMÚN) OF THE KINGDOM OF SPAIN.

BANCO BILBAO VIZCAYA ARGENTARIA, S.A.

$1,000,000,000 Series 16 Non-Step-Up Non-Cumulative Contingent Convertible Perpetual Preferred Tier 1 Securities

No. [●]	$[●]

CUSIP NO. 05946K AW1
ISIN NO. US05946KAW18

BANCO BILBAO VIZCAYA ARGENTARIA, S.A., a sociedad anónima organized under the laws of the Kingdom of Spain and having its registered office in the Kingdom of Spain (together with its successors and permitted assigns under the Indenture referred to on the reverse hereof, the “Company”), for value received, hereby promises to pay to Cede & Co., or registered assignees, the Liquidation Preference of $[●], if and to the extent due, and to pay Distributions thereon, if any, in accordance with the terms hereof and the Indenture. The Preferred Securities (as defined on the reverse hereof) shall have no fixed maturity or fixed redemption date.

The Preferred Securities accrue Distributions: (a) in respect of the period from (and including) the Closing Date to (but excluding) May 8, 2033 (the “First Reset Date”) at the rate of 7.125% per annum; and (b) in respect of each Reset Period, at the rate per annum equal to the aggregate of 2.985% per annum (the “Initial Margin”) and the 5-year UST for such Reset Period, and such aggregate converted to a quarterly rate in accordance with market convention (rounded to four decimal places, with 0.00005 rounded down), all as determined by the Calculation Agent on the relevant Reset Determination Date, provided that any Distribution Rate shall not be less than zero. Subject as provided in the Indenture (including Sections 3.08 and 3.09 of the Contingent Convertible Preferred Securities Indenture (as defined on the reverse hereof)), such Distributions will be payable quarterly in arrears on each of February 8, May 8, August 8 and November 8 of each year (each, a “Distribution Payment Date”). The first date on which Distributions may be paid will be August 8, 2026.

Subject to the limitations specified on the reverse of this Preferred Security and in the Indenture, if a Distribution is required to be paid in respect of a Preferred Security on any date other than a Distribution Payment Date, it shall be calculated by the Calculation Agent by applying the Distribution Rate to the Liquidation Preference in respect of each Preferred Security, multiplying the product by (a) the actual number of days in the period from (and including) the date from which Distributions began to accrue (the “Accrual Date”) to (but excluding) the date on which Distributions fall due divided by (b) the actual number of days from (and including) the applicable Accrual Date to (but excluding) the next following Distribution Payment Date multiplied by four, and rounding the resulting figure to the nearest cent (half a cent being rounded upwards).

The “5-year UST” means, in relation to a Reset Date and the Reset Period commencing on that Reset Date, an interest rate expressed as a percentage determined by the Calculation Agent to be the per annum rate equal to the yield to maturity for U.S. Treasury securities with a maturity of five years as published in the most recent H.15. “H.15” means the daily statistical release designated as such and published by the Board of Governors of the United States Federal Reserve System under the caption “Treasury constant maturities”, or any successor or replacement publication as reasonably determined by the Company and notified to the Calculation Agent, that establishes yield on actively traded U.S. Treasury securities, and “most recent H.15” means the H.15 that includes a yield to maturity for U.S. Treasury securities with a maturity of five years, published closest in time (but prior to) the relevant Reset Determination Date. “Reset Determination Date” means, in relation to each Reset Date, the second Business Day immediately preceding such Reset Date. “Reset Date” means the First Reset Date and every fifth anniversary thereafter. “Reset Period” means the period from (and including) a Reset Date to (but excluding) the next succeeding Reset Date.

If any date on which any payment is due to be made on the Preferred Securities would otherwise fall on a date which is not a Payment Business Day, the payment will be postponed to the next Payment Business Day and the Holders shall not be entitled to any interest or other payment in respect of any such delay. “Payment Business Day” means any day, other than Saturday or Sunday, that is neither a Legal Holiday nor a day on which banking institutions are authorized or required by law, regulation or executive order to close in the City of New York or Madrid.

Distributions, if any, on any Preferred Securities which are payable, and are paid or duly provided for, on any Distribution Payment Date shall be paid to the Person in whose name such Preferred Security is registered at the close of business on the Regular Record Date for such Distributions.

In addition to any other restrictions on payments of Liquidation Preference, Distributions or Additional Amounts described in this Preferred Security and/or contained in the Indenture, by its acquisition of any Preferred Security, each Holder and beneficial owner acknowledges and agrees that no repayment or payment of Amounts Due on the Preferred Securities shall become due and payable or be paid after the exercise of the Spanish Bail-in Power by the Relevant Spanish Resolution Authority if, and to the extent that, such amounts have been reduced, converted, cancelled, amended or altered as a result of such exercise.

The Company may elect, in its sole and absolute discretion, to cancel the payment of any Distribution on the Preferred Securities in whole or in part at any time and for any or no reason. Distributions on the Preferred Securities will be non-cumulative. Accordingly, if any Distribution (or any part thereof) is not paid in respect of the Preferred Securities as a result of any election of the Company to cancel such Distribution pursuant to the Indenture or the limitations on payment set out in the immediately subsequent paragraph and in the Indenture, then the right of the Holders to receive the relevant Distribution

(or such part thereof) in respect of the relevant Distribution Period will be extinguished and the Company will have no obligation to pay such Distribution (or such part thereof) accrued for such Distribution Period or to pay any interest thereon, whether or not Distributions on the Preferred Securities are paid in respect of any future Distribution Period. No such election to cancel the payment of any Distribution (or any part thereof) pursuant to the Indenture or non-payment of any Distribution (or any part thereof) as a result of the limitations on payment set out in the immediately subsequent paragraph and in the Indenture will constitute an Enforcement Event or other default under the terms of the Preferred Securities or the Contingent Convertible Preferred Securities Indenture or the occurrence of any event related to the insolvency of the Company or entitle Holders to take any action to cause such Distribution (or part thereof) to be paid or the liquidation, dissolution or winding-up of the Company or in any way limit or restrict the Company from making any distribution or equivalent payment in connection with any instrument ranking junior to the Preferred Securities (including, without limitation, any CET1 Capital of the Company or any member of the Group) or in respect of any Parity Security or other security, except to the extent Applicable Banking Regulations otherwise provide. If the Company does not pay a Distribution or part thereof on the relevant Distribution Payment Date, such non-payment shall evidence the cancellation of such Distribution (or relevant part thereof), and accordingly, such Distribution shall not in any such case be due and payable.

Without limitation on the foregoing paragraph, payments of Distributions on the Preferred Securities shall be made only out of Distributable Items of the Company. To the extent that (i) the Company has insufficient Distributable Items to make Distributions on the Preferred Securities scheduled for payment in the then-current financial year and any interest payments or distributions that have been paid or made or are scheduled or required to be paid or made out of Distributable Items of the Company in the then-current financial year, in each case excluding any portion of such payments already accounted for in determining the Distributable Items of the Company, and/or (ii) the Regulator, in accordance with Article 68 of Law 10/2014 and/or Article 16 of the SSM Regulation and/or with Applicable Banking Regulations then in force, requires the Company to cancel the relevant Distribution in whole or in part, then the Company will, without prejudice to the right described in the paragraph immediately above to cancel at its discretion the payment of any such Distributions on the Preferred Securities at any time, make partial or, as the case may be, no payment of the relevant Distribution on the Preferred Securities. No payments will be made on the Preferred Securities (whether by way of a repayment of the Liquidation Preference, the payment of any Distribution or otherwise) if and to the extent that such payment would cause a breach of any regulatory restriction or prohibition on payments on Additional Tier 1 Instruments pursuant to Applicable Banking Regulations (including, without limitation, any such restriction or prohibition relating to any Maximum Distributable Amount or MREL-MDA applicable to the Company and/or the Group).

By acquiring Preferred Securities, Holders (which, for the purposes of this paragraph, includes holders of a beneficial interest in the Preferred Securities) acknowledge and agree that (i) Distributions are payable solely at the Company’s discretion, and no amount of Distribution shall become or remain due and payable in respect of the relevant Distribution Period to the extent that it has been cancelled or deemed cancelled by the Company as described above and/or as a result of the limitations on payment described in the paragraph immediately above; and (ii) a cancellation or deemed cancellation of any Distribution (in whole or in part) in accordance with the terms of the Indenture and the Preferred Securities shall not constitute an Enforcement Event or other default under the terms of the Preferred Securities or the Indenture or the occurrence of any event related to the insolvency of the Company or entitle Holders to take any action to cause such Distribution to be paid or the liquidation, dissolution or winding-up of the Company or in any way limit or restrict the Company from making any distribution or equivalent payment in connection with any instrument, including any instrument ranking junior to the Preferred Securities (including, without limitation, any CET1 Capital of the Company or any member of the Group), or in respect of any Parity Security or other security, except to the extent Applicable Banking Regulations otherwise provide. Distributions will only be due and payable on a Distribution Payment Date to the extent they are not cancelled or deemed cancelled previously or thereafter in accordance with Section 3.08, Section 3.09 or Article 4 of the Contingent Convertible Preferred Securities Indenture. Any Distributions cancelled or deemed cancelled (in each case, in whole or in part) in the circumstances described herein and in the Indenture shall not be due and shall not accumulate or be payable at any time thereafter, and Holders of the Preferred Securities shall have no rights thereto or to receive any additional Distributions or compensation as a result of such cancellation or deemed cancellation. For the avoidance of doubt, non-

payment of a Distribution (or any part thereof) in respect of the Preferred Securities shall evidence the Company’s exercise of its discretion, pursuant to Section 3.08 of the Contingent Convertible Preferred Securities Indenture, to cancel such Distribution (or such part thereof), and accordingly such Distribution (or such part thereof) shall also not be due and payable.

This Preferred Security and the Indenture (except as set forth herein and therein) shall be governed by, and construed in accordance with, the laws of the State of New York applicable to agreements made or instruments entered into and, in each case, performed in said state, except that the authorization and execution by the Company of the Indenture, the authorization, issuance and execution by the Company of the Preferred Securities, the Preferred Securities to the extent set forth herein and Section 13.01(a), Section 13.02 and Article 14 of the Contingent Convertible Preferred Securities Indenture shall be governed by and construed in accordance with the common laws (derecho común) of the Kingdom of Spain.

Reference is hereby made to the further provisions of this Preferred Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

THIS PREFERRED SECURITY IS NOT A DEPOSIT AND IS NOT INSURED BY THE UNITED STATES FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY OF THE UNITED STATES OR THE KINGDOM OF SPAIN.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof, directly or through an Authenticating Agent, by manual, facsimile or electronic signature of an authorized signatory, this Preferred Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

[The rest of this page is intentionally left blank.]

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

Date: [●]

BANCO BILBAO VIZCAYA ARGENTARIA, S.A.

By:
Name: [●]
Title: Authorized Representative

Trustee’s Certificate of Authentication

This is one of the Preferred Securities of the series designated herein referred to in the Indenture.

Date: [●]

Authenticated in New York

The Bank of New York Mellon, London Branch, as Trustee

By:
Name: [●]
Title: Authorized Officer

(Reverse of Preferred Security)

This Preferred Security is one of a duly authorized issue of securities of the Company (as defined below) (herein called the “Preferred Securities” and each, a “Preferred Security”) issued and to be issued in one or more series under and governed by the Contingent Convertible Preferred Securities Indenture, dated as of July 31, 2025 (the “Contingent Convertible Preferred Securities Indenture”), as amended and supplemented by the First Supplemental Indenture, dated as of May 8, 2026 (the “First Supplemental Indenture”). The Contingent Convertible Preferred Securities Indenture, as amended and supplemented by, and together with, the First Supplemental Indenture are hereinafter referred to as the “Indenture”. Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the First Supplemental Indenture, and reference is hereby made to the Indenture, the terms and provisions of which are hereby incorporated herein by reference, for a complete statement of the terms and provisions of the Preferred Securities and a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee, the Holders of the Preferred Securities and of the terms and provisions upon which the Preferred Securities are, and are to be, authenticated and delivered. Insofar as the provisions of the Indenture may conflict with the provisions set forth in this Preferred Security, the provisions set forth in the Indenture (as it may be amended from time to time) shall control for purposes of this Preferred Security. To the extent the Indenture is amended or supplemented from time to time in respect of the Preferred Securities, any such amendment or supplement shall be deemed to amend and supplement the corresponding provisions of the Preferred Securities to the extent set forth therein.

This Preferred Security is one of the series designated on the face hereof, limited to an aggregate Liquidation Preference of $1,000,000,000, which amount may be increased at the option of the Company if in the future it determines that it may wish to issue additional Preferred Securities of this series. References herein to “this series” mean the series designated on the face hereof.

Additional Amounts. Unless otherwise specified in the Indenture, all payments of Distributions payable in respect of Preferred Securities by the Company will be made free and clear of and without withholding or deduction for or on account of any present or future taxes, duties, assessments or governmental charges (collectively “Taxes”) of whatever nature imposed or levied by or on behalf of Spain (or, following any of the transactions or an assumption of obligations referred to in “Company May Consolidate, Etc., Only on Certain Terms. Assumption”, the successor Person’s jurisdiction of incorporation or tax residence) or any political subdivision thereof or any authority or agency therein or thereof having power to tax, unless the withholding or deduction of such taxes, duties, assessments or governmental charges is required by law. In that event, the Company shall (to the extent such payment can be made out of Distributable Items of the Company on the same basis as for payment of any Distribution in accordance with Article 3 of the Contingent Convertible Preferred Securities Indenture) pay, in respect of any withholding or deduction imposed on payments of Distributions only (and not Liquidation Preference or other amount), such additional amounts (“Additional Amounts”) as will result in Holders of Outstanding Preferred Securities receiving such amounts as they would have received in respect of such Distributions had no such withholding or deduction been required to the extent provided in Section 11.04 of the Contingent Convertible Preferred Securities Indenture and subject to the exceptions set forth therein. The payment of any Additional Amounts in respect of the Preferred Securities pursuant to the Indenture is also subject to the same conditions and limitations as the payment of any Distribution, including the conditions and limitations described under “Distributions Discretionary”.

Payments Subject to Fiscal Laws. All payments in respect of the Preferred Securities will be subject in all cases to any fiscal or other laws and regulations applicable thereto (including FATCA, any regulations or agreements thereunder, any official interpretation thereof, any intergovernmental agreements with respect thereto, or any law implementing an intergovernmental agreement or any regulations or official interpretations relating thereto), but without prejudice to the Company’s obligation to pay Additional Amounts to the extent required under “Additional Amounts” above.

Optional Redemption; Optional Redemption due to a Tax Event; Optional Redemption due to a Capital Event; Clean-up Call. Any redemption of the Preferred Securities shall be in compliance with Applicable Banking Regulations then in force and subject to the prior consent of the Regulator, if required pursuant to such regulations. The “Redemption Price” is, per Preferred Security, the Liquidation Preference plus, if applicable, where not cancelled or deemed cancelled pursuant to, or otherwise subject to the limitations on payment set out herein, an amount equal to any accrued and unpaid Distributions for the then-current Distribution Period to (but excluding) the Redemption Date of the Preferred Securities.

(a) Optional Redemption. The Preferred Securities may be redeemed, in whole but not in part, at the option of the Company on the First Reset Date, and on any Distribution Payment Date thereafter, at the Redemption Price, subject to such redemption being in compliance with Applicable Banking Regulations then in force and subject to the prior consent of the Regulator, if required pursuant to such regulations.

(b) Optional Redemption due to a Tax Event. If, on or after the Closing Date, there is a Tax Event, the Preferred Securities may be redeemed, in whole but not in part, at the option of the Company at any time at the Redemption Price, subject to such redemption being in compliance with Applicable Banking Regulations then in force and subject to the prior consent of the Regulator, if required pursuant to such regulations. A “Tax Event” will be deemed to have occurred with respect to the Preferred Securities if, as a result of any change in, or amendment to, the laws or regulations applicable in Spain (including any treaty to which Spain is a party), or any political subdivision thereof or any authority or agency therein or thereof having power to tax (or, following any of the transactions or an assumption of obligations referred to in “Company May Consolidate, Etc., Only on Certain Terms. Assumption”, the successor Person’s jurisdiction of incorporation or tax residence), or any change in the application or binding official interpretation or administration of any such laws or regulations which change or amendment, or change in the application or binding official interpretation or administration, becomes effective on or after the Closing Date (a) the Company would not be entitled to claim a deduction in computing its taxation liabilities in Spain (or, following any of the transactions or an assumption of obligations referred to in “Company May Consolidate, Etc., Only on Certain Terms. Assumption”, the successor Person’s jurisdiction of incorporation or tax residence) in respect of any Distribution to be made on the next Distribution Payment Date or the value of such deduction to the Company would be reduced, or (b) the Company would be required to pay Additional Amounts pursuant to “Additional Amounts” above, or (c) the applicable tax treatment of the Preferred Securities would be materially affected. In such case, prior to any notice of redemption of the Preferred Securities, the Company shall provide the Trustee with (i) an Officer’s Certificate of the Company stating that the Company is entitled to effect such redemption and setting forth in reasonable detail a statement of circumstances showing that a Tax Event has occurred; and (ii) an Opinion of Counsel to the effect that a Tax Event has occurred.

(c) Optional Redemption due to a Capital Event. If, on or after the Closing Date, there is a Capital Event, the Preferred Securities may be redeemed, in whole but not in part, at the option of the Company at any time at the Redemption Price, subject to such redemption being in compliance with Applicable Banking Regulations then in force and subject to the prior consent of the Regulator, if required pursuant to such regulations. A “Capital Event” will be deemed to have occurred with respect to the Preferred Securities if there is a change (or any pending change which the Regulator considers to be sufficiently certain) in Spanish law or Applicable Banking Regulations or any application or official interpretation thereof, on or after the issue date of such Contingent Convertible Preferred Securities, that results (or is likely to result) in any of the outstanding aggregate Liquidation Preference of the Preferred Securities ceasing to be included in, or count towards, the Group’s or the Company’s Tier 1 Capital. In such case, prior to any notice of redemption of the Preferred Securities, the Company shall provide the Trustee with (i) an Officer’s Certificate of the Company stating that the Company is entitled to effect such redemption and setting forth in reasonable detail a statement of circumstances showing that a Capital Event has occurred; and (ii) an Opinion of Counsel to the effect that a Capital Event has occurred.

(d) Clean-up Call. If, on or after the Closing Date, Preferred Securities representing, in the aggregate, 75% or more of the aggregate Liquidation Preference of the Preferred Securities issued on the Closing Date (including, both in the numerator and the denominator, (i) any Preferred Securities issued after the Closing Date and (ii) any Preferred Securities which have been cancelled by the Trustee following their surrender for cancellation in accordance with Section 12.13 of the Contingent Convertible Preferred Securities Indenture) have been purchased by or on behalf of the Company or any member of the Group, the Preferred Securities may be redeemed, in whole but not in part, at the option of the Company at any time at the Redemption Price, subject to such redemption being in compliance with Applicable Banking Regulations then in force and subject to the prior consent of the Regulator, if required pursuant to such regulations.

Cancelled Distributions Not Payable Upon Redemption. Any Distributions that have been cancelled or deemed cancelled pursuant to the terms of this Preferred Security shall not be payable if the Preferred Securities are redeemed pursuant to the terms of this Preferred Security.

Redemption Procedures; Notice of Redemption. The decision to redeem the Preferred Securities must be irrevocably notified by the Company to Holders of the Preferred Securities upon not less than five nor more than 30 calendar days’ notice prior to the relevant Redemption Date (i) at the Company’s discretion, through the filing of a relevant information (información relevante) announcement with the CNMV and its publication in accordance with the rules and regulations of the stock exchange on which the Preferred Securities are listed or other relevant authority and (ii) in the manner and to the extent required by Section 1.06 of the Contingent Convertible Preferred Securities Indenture (in which case, such notice may be given at the Company’s request by the Trustee in the name and at the expense of the Company, provided the Company has requested the Trustee to so give notice in writing accompanied by a copy of the form of notice, and the Trustee shall give such notice by the fifth Business Day following its receipt of such request).

Failure to give notice in the manner herein provided to the Holder of any Preferred Securities designated for redemption, or any defect in the notice to any such Holder, shall not affect the validity of the proceedings for the redemption of any other Preferred Securities.

Any notice of redemption to be given pursuant to prong (ii) of the first paragraph under “Redemption Procedures; Notice of Redemption” will state: (i) the Redemption Date; (ii) the Redemption Price; (iii) that on the Redemption Date the Redemption Price will, subject to the satisfaction of the conditions set forth in the Indenture, become due and payable upon each Preferred Security being redeemed and that Distributions will cease to accrue on or after that date; (iv) the place or places where the Preferred Securities are to be surrendered for payment of the Redemption Price; and (v) the CUSIP, Common Code and/or ISIN number or numbers, if any, with respect to the Preferred Securities being redeemed.

The Company may not give a notice of redemption with respect to the Preferred Securities if a Trigger Event has occurred with respect to the Preferred Securities. A “Trigger Event” shall occur if, at any time, as determined by us, our CET1 ratio or the CET1 ratio of the Company or the Group is less than 5.125%. If any notice of redemption of the Preferred Securities has been given and a Trigger Event with respect to the Preferred Securities occurs prior to the Redemption Date, the relevant redemption notice shall be automatically rescinded and shall be of no force and effect, there shall be no redemption of the relevant Preferred Securities on such Redemption Date and, instead, the Trigger Conversion of the Preferred Securities shall take place as provided herein.

If a Capital Reduction Notice has been given with respect to the Preferred Securities, the Company may not give a notice of redemption with respect to the Preferred Securities until the end of the Election Period. If a redemption notice is given by the Company after the end of the Election Period, the Company may redeem all (but not part) of the aggregate Liquidation Preference of the Preferred Securities which remains outstanding following the Capital Reduction Conversion. If any notice of redemption of the Preferred Securities has been given and a Capital Reduction with respect to the Preferred Securities occurs prior to the Redemption Date, such Capital Reduction shall be disregarded for all purposes and shall be of no force and effect with respect to the Preferred Securities and there shall be no conversion of such Preferred Securities pursuant to the provisions described under “Conversion Upon Capital Reduction” below and, instead, the redemption of the Preferred Securities shall take place as provided herein. Accordingly, the provisions described under “Conversion Upon Capital Reduction” shall not apply to the Preferred Securities with respect to any such Capital Reduction and Holders and beneficial owners of the Preferred Securities shall be deemed to have irrevocably waived their rights under Article 418 of the Spanish Companies Act. A “Capital Reduction” shall occur upon the adoption, in accordance with Article 418.3 of the Spanish Companies Act, by a general shareholders’ meeting of the Company of a resolution of capital reduction by reimbursement of cash contributions (restitución de aportaciones) to shareholders by way of a reduction in the nominal value of the shares of such shareholders in the capital of the Company. A resolution of capital reduction for the redemption of any Common Shares previously repurchased by the Company will not be considered a Capital Reduction for the purposes of the Indenture.

If the Company has elected to redeem the Preferred Securities but, prior to the payment of the Redemption Price to Holders, the Relevant Spanish Resolution Authority exercises its Spanish Bail-in Power with respect to the Preferred Securities, the relevant redemption notice shall be automatically rescinded and shall be of no force and effect, there shall be no redemption and consequently no payment of the Redemption Price (and any other amounts payable in accordance with Article 12 of the Contingent Convertible Preferred Securities Indenture) will be due and payable.

Conversion upon Trigger Event. If a Trigger Event occurs at any time on or after the Closing Date, then the Company will not pay any Distribution on the Preferred Securities, including any accrued and unpaid Distributions, which shall be deemed to be cancelled by the Company in accordance with their terms; and irrevocably and mandatorily (and without any requirement for the consent or approval of the Holders or beneficial owners of the Preferred Securities) convert all the Preferred Securities into Common Shares (the “Trigger Conversion”) to be delivered on the relevant Conversion Settlement Date. If a Trigger Event occurs, the Preferred Securities will be converted in whole and not in part. For the purposes of determining whether a Trigger Event has occurred, the Company will (i) calculate the CET1 ratio based on information (whether or not published) available to management of the Company, including information internally reported within the Company pursuant to its procedures for ensuring effective ongoing monitoring of the capital ratios of the Company and the Group and (ii) calculate and publish the CET1 ratio on at least a quarterly basis. The Company’s calculation shall be binding on the Trustee and the Holders and beneficial owners of the Preferred Securities.

A Trigger Event will not constitute an Enforcement Event or other default under the terms of the Preferred Securities or the Indenture or the occurrence of any event related to the insolvency of the Company or entitle Holders to take any action to cause the liquidation, dissolution or winding-up of the Company.

Conversion upon Capital Reduction. Except as provided above in the fourth paragraph under “Redemption Procedures; Notice of Redemption”, if a Capital Reduction occurs at any time on or after the Closing Date, then the Company will, except as provided in the immediately subsequent paragraph, irrevocably and mandatorily (and without any requirement for the consent or approval of the Holders or beneficial owners of Preferred Securities) convert all the Preferred Securities into Common Shares (a “Capital Reduction Conversion”) to be delivered on the relevant Conversion Settlement Date and on such Conversion Settlement Date pay to the Holders, as applicable, where not cancelled or deemed cancelled pursuant to, or otherwise subject to the limitations on payment set out herein, an amount equal to the accrued and unpaid Distributions for the then-current Distribution Period up to (but excluding) such Conversion Settlement Date.

Notwithstanding the preceding paragraph, if a Capital Reduction occurs at any time on or after the Closing Date, each Holder of the Preferred Securities will have the right to elect that all (but not part) of its Preferred Securities shall not be converted in accordance with such paragraph, in which case all Preferred Securities of such Holder shall remain outstanding and no payment of any accrued and unpaid Distributions on such Preferred Securities shall be made in respect of such Preferred Securities to that Holder on the relevant Conversion Settlement Date pursuant to such paragraph. To exercise such right, a Holder must complete, sign and deposit at the specified office of any Paying and Conversion Agent a duly completed and signed notice of election (an “Election Notice”), in the form indicated in the Capital Reduction Notice, on or before the 10th Business Day immediately following the Capital Reduction Notice Date (the period from (and including) the Capital Reduction Notice Date to (and including) such 10th Business Day, the “Election Period”). An Election Notice shall be irrevocable. Any relevant Preferred Securities in respect of which a duly completed and signed Election Notice is not received during the Election Period shall be converted into Common Shares.

A Capital Reduction will not constitute an Enforcement Event or other default under the terms of the Preferred Securities or the Indenture or the occurrence of any event related to the insolvency of the Company or entitle Holders to take any action to cause the liquidation, dissolution or winding-up of the Company.

Upon Conversion. Except as provided in this paragraph with respect to fractions, the number of Common Shares to be issued on Conversion in respect of each Preferred Security to be converted shall be determined by dividing the Liquidation Preference of such Preferred Security by the relevant Conversion Price in effect on the relevant Conversion Notice Date rounded down to the nearest whole number of Common Shares. Fractions of Common Shares will not be issued on Conversion or pursuant to Section 4.05(d) of the Contingent Convertible Preferred Securities Indenture and no cash payment or other adjustment will be made in lieu thereof. Without prejudice to the generality of the foregoing, if one or more Delivery Notices and the related Preferred Securities are received by or on behalf of a Paying and Conversion Agent such that the Common Shares to be delivered by or on behalf of the Conversion Shares Depository are to be registered in the same name or delivered to the same Clearing System participant account, the number of such Common Shares to be delivered in respect thereof shall be calculated on the basis of the aggregate Liquidation Preference of such Preferred Securities being so converted and rounded down to the nearest whole number of Common Shares.

Upon any Trigger Event, Holders (and beneficial owners) of any Preferred Securities shall have no claim against the Company in respect of (i) any Liquidation Preference of the Preferred Securities or (ii) any accrued and unpaid Distributions in respect of Preferred Securities, and the Preferred Securities shall cease to represent any right other than the right to receive Common Shares from or on behalf of the Conversion Shares Depository (except as noted in the seventh paragraph under “Settlement Procedures” with respect to certain Spanish stamp and similar taxes payable by the Company in respect of the issue and delivery of the Common Shares).

Upon any Capital Reduction, Holders (and beneficial owners) of any Preferred Securities, other than Holders of Preferred Securities in respect of which such Holders have elected not to convert such Preferred Securities as provided in the second paragraph under “Conversion Upon Capital Reduction”, shall have no claim against the Company in respect of any Liquidation Preference of such Preferred Securities, and the Preferred Securities, other than Preferred Securities in respect of which Holders have elected not to convert such Preferred Securities as provided in the second paragraph under “Conversion Upon Capital Reduction”, shall cease to represent any right other than the right to receive Common Shares from or on behalf of the Conversion Shares Depository (except as noted in the seventh paragraph under “Settlement Procedures” with respect to certain Spanish stamp and similar taxes payable by the Company in respect of the issue and delivery of the Common Shares).

On the Conversion Settlement Date, the Company shall deliver to the Conversion Shares Depository such number of Common Shares (except as provided in the first paragraph under “Upon Conversion” with respect to fractions) as is required to satisfy in full the Company’s obligation to deliver Common Shares (i) in respect of a Trigger Conversion, of the aggregate Liquidation Preference of Preferred Securities outstanding on the Trigger Event Notice Date, and (ii) in respect of a Capital Reduction Conversion, of the aggregate Liquidation Preference of Preferred Securities Outstanding on the Capital Reduction Notice Date, other than Preferred Securities in respect of which such Holders have elected not to convert such Preferred Securities as provided in the second paragraph under “Conversion Upon Capital Reduction”.

The obligation of the Company to issue and deliver Common Shares to a Holder of Preferred Securities on the relevant Conversion Settlement Date shall be satisfied by the delivery of such Common Shares to the Conversion Shares Depository. Receipt of the relevant Common Shares by the Conversion Shares Depository shall discharge the Company’s obligations in respect of the Preferred Securities converted, other than, in the case of a Capital Reduction, as provided in the first paragraph under “Conversion Upon Capital Reduction” with respect to the payment of accrued and unpaid Distributions for the then-current Distribution Period up to (but excluding) the Conversion Settlement Date (where not cancelled or deemed cancelled pursuant to, or otherwise subject to the limitations on payment set out herein) except as provided in the second paragraph under “Conversion Upon Capital Reduction”, and except as noted in the seventh paragraph under “Settlement Procedures” with respect to certain Spanish stamp and similar taxes payable by the Company in respect of the issue and delivery of the Common Shares.

Except as set forth in the immediately subsequent paragraph with respect to a Capital Reduction, if a Conversion Event occurs, Holders shall have recourse to the Company only for the issue and delivery of the relevant Common Shares to the Conversion Shares Depository (except as noted in the seventh paragraph under “Settlement Procedures” with respect to certain Spanish stamp and similar taxes payable by the Company in respect of the issue and delivery of the Common Shares). After such delivery by the Company of the relevant Common Shares to the Conversion Shares Depository, Holders of the Preferred Securities so converted shall have recourse to the Conversion Shares Depository only and exclusively for the purposes of the delivery to them of such Common Shares, in the circumstances described under “Settlement Procedures” below.

In the case of a Capital Reduction, Holders shall also have recourse to the Company as provided in the first paragraph under “Conversion Upon Capital Reduction” with respect to the payment of accrued and unpaid Distributions for the then-current Distribution Period up to (but excluding) the Conversion Settlement Date (where not cancelled or deemed cancelled pursuant to, or otherwise subject to the limitations on payment set out herein) except as provided in the second paragraph under “Conversion Upon Capital Reduction”.

Conversion Price. The Conversion Price will be calculated pursuant to Section 4.04 of the Contingent Convertible Preferred Securities Indenture and is subject to adjustment as provided in Section 4.05 of the Contingent Convertible Preferred Securities Indenture.

Conversion Procedures; Common Shares. If a Trigger Event occurs at any time on or after the Closing Date, then the Company will notify the Regulator and the Holders of the Preferred Securities immediately upon the Company’s determination that a Trigger Event has occurred (i) through the filing of a relevant information (información relevante) announcement with the CNMV and its publication in accordance with the rules and regulations of the stock exchange on which the Preferred Securities are listed or other relevant authority and (ii) in accordance with Section 1.06 of the Contingent Convertible Preferred Securities Indenture (together, the “Trigger Event Notice”). Any failure by the Company to give a Trigger Event Notice or otherwise notify the Holders of a Trigger Event will have no impact on the effectiveness of, or otherwise invalidate, any Trigger Conversion, will not constitute an Enforcement Event with respect to the Preferred Securities, or give the Holders or beneficial owners of the Preferred Securities any rights as a result of such failure.

If a Capital Reduction occurs at any time on or after the Closing Date of the Preferred Securities, then the Company will notify the Regulator and the Holders of the Preferred Securities immediately (i) through the filing of a relevant information (información relevante) announcement with the CNMV and its publication in accordance with the rules and regulations of the stock exchange on which the Preferred Securities are listed or other relevant authority and (ii) in accordance with Section 1.06 of the Contingent Convertible Preferred Securities Indenture (together, the “Capital Reduction Notice”). Any failure by the Company to give a Capital Reduction Notice or otherwise notify the Holders of a Capital Reduction will have no impact on the effectiveness of, or otherwise invalidate, any Capital Reduction, will not constitute an Enforcement Event with respect to the Preferred Securities, or give the Holders or beneficial owners of the Preferred Securities any rights as a result of such failure.

A Conversion Notice shall be a written notice specifying the information provided in Section 4.06(c) of the Contingent Convertible Preferred Securities Indenture.

If a Trigger Event occurs, the Preferred Securities will be converted in whole and not in part, and if a Capital Reduction occurs, the Preferred Securities will be converted in whole and not in part except for Preferred Securities in respect of which such Holders have elected not to convert such Preferred Securities as provided in the second paragraph under “Conversion Upon Capital Reduction”.

Notwithstanding anything set forth in this Preferred Security or the Indenture to the contrary, except in the case of a Capital Reduction with respect to any Preferred Securities in respect of which the Holders have elected not to convert such Preferred Securities as provided in the second paragraph under “Conversion Upon Capital Reduction” (as the case may be), upon a Conversion, (i) subject to the right of Holders of the Preferred Securities relating to a breach of the Performance Obligation in the event of a failure by the Company to issue and deliver any Common Shares to the Conversion Shares Depository on the Conversion Settlement Date and, in the case of a Capital Reduction, the right of Holders to receive payment of accrued and unpaid Distributions for the then-current Distribution Period up to (but excluding) the Conversion Settlement Date as provided in the first paragraph under “Conversion Upon Capital Reduction” (where not cancelled or deemed cancelled pursuant to, or otherwise subject to the limitations on payment set out herein and except as provided in the second paragraph under “Conversion Upon Capital Reduction”), the Indenture shall impose no duties upon the Trustee whatsoever with regard to a Conversion (other than as provided in Section 3.05(a) of the Contingent Convertible Preferred Securities Indenture if a Global Security is surrendered for conversion in part upon a Capital Reduction), and the Holders of the Preferred Securities converted or to be converted shall have no rights whatsoever under the Indenture or such Preferred Securities to instruct the Trustee to take any action whatsoever and (ii) as of the Conversion Notice Date, except for any indemnity and/or security provided by any Holders of such Preferred Securities in such direction or related to such direction, any direction previously given to the Trustee by any Holders of such Preferred Securities shall cease automatically and shall be null and void and of no further effect.

Settlement Procedures. Delivery of the Common Shares to the Holders of converted Preferred Securities upon a Conversion Event shall be made in accordance with the procedures set forth below. The Company may make changes to these procedures to the extent such changes are reasonably necessary, in the opinion of the Company, including to reflect changes in clearing system practices.

Holders of the Preferred Securities cleared and settled through DTC may elect to have their Common Shares delivered in the form of Common Shares or ADSs in accordance with the procedures set forth herein. The obligation to deliver ADSs if a Holder elects to have its Common Shares delivered in such form will apply only if on the relevant Conversion Settlement Date the Company continues to maintain an ADS depositary facility.

In order to obtain delivery of the relevant Common Shares, or, if indicated in the relevant Delivery Notice, ADSs, upon any Conversion from the Conversion Shares Depository, the relevant Holder must deliver its Preferred Securities (other than, in the case of a Capital Reduction, Preferred Securities which Holders elect not to convert as provided in the second paragraph under “Conversion Upon Capital Reduction”) and a duly completed Delivery Notice to the specified office of the Paying and Conversion Agent, with a copy of such Delivery Notice to the Trustee, on or before the Notice Cut-off Date. Except as otherwise indicated in the Conversion Notice, the Delivery Notice shall contain: (i) the name of the Holder (and, where applicable, beneficial owner (or the custodian, broker, nominee or other representative thereof)) of the Preferred Securities to be converted; (ii) the aggregate Liquidation Preference held by such Holder or beneficial owner (or the custodian, broker, nominee or other representative thereof) of such converted Preferred Securities on the date of such notice; (iii) the name in which the Common Shares or ADSs, as applicable, are to be registered, if applicable; (iv) whether Common Shares or ADSs are to be delivered to the Holder (and, where applicable, beneficial owner (or the custodian, broker, nominee or other representative thereof)) of such Preferred Securities; (v) the details of the DTC, Iberclear or other clearing system account (subject to the limitations set out below) to which the Common Shares or ADSs are to be credited (or, if the Common Shares are not a participating security in Iberclear or another clearing system, the address to which the Common Shares should be delivered; and, as the case may be, details of the registered account in the Company’s ADS facility if direct registration ADSs are to be issued); (vi) any relevant certifications and/or representations as may be required by applicable law and regulations; and (vii) such other details as may be required by the Paying and Conversion Agent or any relevant Clearing System.

If the Preferred Securities are held through DTC, the Delivery Notice must be given and the Preferred Securities delivered in accordance with the applicable procedures of DTC (which may include the notice being given to the Paying and Conversion Agent by electronic means) and in a form acceptable to

DTC and the Paying and Conversion Agent. With respect to any Preferred Securities held in definitive form, the Delivery Notice must be delivered to the specified office of the Paying and Conversion Agent together with the relevant Preferred Securities, except as otherwise indicated in the relevant Conversion Notice.

Subject to satisfaction of the requirements and limitations set forth herein and provided that the relevant Preferred Securities and a duly completed Delivery Notice have been delivered not later than the Notice Cut-off Date, the Paying and Conversion Agent shall give instructions to the Conversion Shares Depository that the Conversion Shares Depository shall deliver the relevant Common Shares (rounded down to the nearest whole number of Common Shares in accordance with the first paragraph under “Upon Conversion” and, where applicable, Section 4.05(d) of the Contingent Convertible Preferred Securities Indenture) to, or shall deposit part or all of such Common Shares with the ADS Depositary on behalf of, the Holder (or, where applicable, beneficial owner (or the custodian, broker, nominee or other representative thereof)) of the relevant Preferred Securities completing such Delivery Notice or its nominee in accordance with the instructions given in such Delivery Notice on the applicable Conversion Settlement Date.

Any Delivery Notice shall be irrevocable. Failure properly to complete and deliver a Delivery Notice and deliver the relevant Preferred Securities may result in such Delivery Notice being treated as null and void and the Company shall be entitled to procure the sale of any applicable Common Shares to which the relevant Holder may be entitled in accordance with Section 4.09 of the Contingent Convertible Preferred Securities Indenture. Any determination as to whether any Delivery Notice has been properly completed and delivered as provided herein shall be made by the Company in its sole discretion, acting in good faith, and shall, in the absence of manifest error, be conclusive and binding on the relevant Holders and beneficial owners (and any custodian, broker, nominee or other representative thereof).

A Holder of the Preferred Securities or Selling Agent (as defined in Section 4.09 of the Contingent Convertible Preferred Securities Indenture) must pay (in the case of the Selling Agent, by means of deduction from the net proceeds of sale set forth in such Section 4.09) any taxes and capital, stamp, issue, registration and transfer taxes or duties arising on Conversion (other than any capital, stamp, issue, registration and transfer taxes or duties payable in Spain by the Company in respect of the issue and delivery of the Common Shares in accordance with a Delivery Notice delivered pursuant to the Indenture which shall be paid by the Company) and such Holder or the Selling Agent (as the case may be) must pay (in the case of the Selling Agent, by way of deduction from the net proceeds of sale as aforesaid) all, if any, taxes or duties arising by reference to any disposal or deemed disposal of a Preferred Security or interest therein.

Any costs incurred by the Conversion Shares Depository or any parent, subsidiary or affiliate of the Conversion Shares Depository in connection with the holding by the Conversion Shares Depository of any Common Shares and any amount received in respect thereof shall be deducted by the Conversion Shares Depository from such amount (or, if such deduction is not possible, paid to the Conversion Shares Depository, by the relevant Holder) prior to the delivery of such Common Shares and/or payment of such amount to the relevant Holder.

If the Company shall fail to pay any capital, stamp, issue, registration and transfer taxes or duties for which it is responsible as provided above, the Holder or Selling Agent, as the case may be, shall be entitled (but shall not be obliged) to tender and pay the same and the Company as a separate and independent obligation, undertakes to reimburse and indemnify each Holder or Selling Agent, as the case may be, in respect of any payment thereof and any penalties payable in respect thereof.

The Common Shares issued on Conversion will be fully paid and will in all respects rank pari passu with the fully paid Common Shares in issue on the relevant Conversion Notice Date, except in any such case for any right excluded by mandatory provisions of applicable law and except that such Common Shares will not rank for (or, as the case may be, the relevant Holder shall not be entitled to receive) any rights, distributions or payments the record date or other due date for the establishment of entitlement for which falls prior to the Conversion Settlement Date.

In respect of any Common Shares that Holders elect to receive in the form of ADSs as specified in the Delivery Notice, the Conversion Shares Depository shall deposit with the custodian for the ADS Depositary the relevant number of Common Shares to be issued upon Conversion of the relevant Preferred Securities, and the ADS Depositary shall issue the corresponding number of ADSs to the DTC Participant account or registered ADS facility account specified by such Holders (per the ADS-to-Common Share ratio in effect on the Conversion Settlement Date). However, the issuance of the ADSs by the ADS Depositary may be delayed until the depositary bank or the custodian receives confirmation that all required approvals have been given and that the Common Shares have been duly transferred to the custodian and that all applicable depositary fees and payments have been paid to the ADS Depositary. Holders that elect to receive Common Shares in the form of ADSs must pay any fees that may be payable to the ADS Depositary as a result of the issue and delivery of such ADSs in accordance with the Delivery Notice.

Failure to Deliver a Delivery Notice. If a duly completed Delivery Notice and the relevant Preferred Securities are not received by the Paying and Conversion Agent as provided in the Indenture on or before the Notice Cut-off Date, then within 10 Business Days following the Conversion Settlement Date, all Common Shares held by the Conversion Shares Depository in respect of which the applicable Preferred Securities and a duly completed Delivery Notice have not been received on or before the Notice Cut-off Date as aforesaid will be sold by or on behalf of a person (which may be the Company or another member of the Group or a third party) appointed by the Company in its sole and absolute discretion (the “Selling Agent”) as soon as reasonably practicable.

Subject to the deduction by or on behalf of the Selling Agent of any amount payable in respect of its liability to taxation and the payment of any capital, stamp, issue, registration and/or transfer taxes and duties (if any) and any fees or costs incurred by or on behalf of the Selling Agent in connection with the issue, allotment and sale of any Common Shares pursuant to the immediately preceding paragraph, and the conversion of any proceeds of such sale into Dollars, the net proceeds of such sale, converted into Dollars at the Prevailing Rate on the Notice Cut-off Date, if necessary, shall as soon as reasonably practicable be distributed pro rata to the relevant Holders in such manner and at such time as the Company shall determine and notify to the relevant Holders. Such payment shall for all purposes discharge the obligations of the Company, the Conversion Shares Depository, the Paying and Conversion Agent and the Selling Agent to such Holders in respect of the relevant Conversion.

The Selling Agent will be deemed to be acting on behalf of Holders whose Preferred Securities and a duly completed Delivery Notice were not received on or before the Notice Cut-off Date for the purposes set out above and to that effect Holders and beneficial owners of the Preferred Securities by virtue of their acquisition of the Preferred Securities will be deemed to be accepting and giving express instructions to the Selling Agent to do so in accordance with these conditions.

The Company, the Conversion Shares Depository, the Paying and Conversion Agent and the Selling Agent shall have no liability in respect of the exercise or non-exercise of any discretion or power pursuant to this provision or in respect of any sale of any Common Shares, whether for the timing of any such sale or the price at or manner in which any such Common Shares are sold or the inability to sell any such Common Shares. Furthermore, the Company, the Conversion Shares Depository, the Paying and Conversion Agent and the Selling Agent shall have no liability to any Holder or beneficial owner of the Preferred Securities for any loss resulting from such Holder’s or beneficial owner’s failure to receive any Common Shares or ADSs, or from any delay in the receipt thereof, in each case as a result of such Holder or beneficial owner (or custodian, nominee, broker or other representative thereof) failing to duly submit a Delivery Notice and the relevant Preferred Securities on a timely basis or at all.

If the applicable Preferred Securities and Delivery Notice are not received by the Paying and Conversion Agent on or before the Notice Cut-off Date and the Company does not appoint the Selling Agent by the 10th Business Day after the Conversion Settlement Date, or if any Common Shares are not sold by the Selling Agent in accordance with this section “Failure to Deliver a Delivery Notice”, the Conversion Shares Depository shall continue to hold any Common Shares not sold by the Selling Agent until a duly completed Delivery Notice and the relevant Preferred Securities are so delivered. However, any Holder of such Preferred Securities delivering a Delivery Notice after the Notice Cut-off Date will have to provide evidence of its entitlement to the relevant Common Shares, or if the Holder so elects, ADSs, satisfactory to the Conversion Shares Depository in its sole and absolute discretion in order to receive delivery of such Common Shares or ADSs (if so elected to be deposited with the ADS Depositary on its behalf).

Agreement and Waiver with Respect to Conversion. The Preferred Securities are not convertible into Common Shares at the option of Holders of Preferred Securities at any time and are not redeemable in cash as a result of a Conversion Event. Notwithstanding anything to the contrary in this Preferred Security, the Indenture or any other agreements, arrangements or understandings between the Company and any Holder, by its acquisition of any Preferred Security, each Holder and beneficial owner shall be deemed to have (i) agreed to all the terms and conditions of the Preferred Securities, including, without limitation, those related to (y) Conversion following a Trigger Event or Capital Reduction, as the case may be, and (z) the appointment of the Conversion Shares Depository, the issuance of the Common Shares to the Conversion Shares Depository, and acknowledged that such events in (y) and (z) may occur without any further action on the part of the Holders or beneficial owners of the Preferred Securities or the Trustee; (ii) agreed that effective upon, and following, a Conversion Event, no amount shall be due and payable to the Holders of the Preferred Securities (other than any accrued and unpaid Distributions to be paid upon a Capital Reduction Conversion in accordance with the provision described in the first paragraph under “Conversion Upon Capital Reduction” (where not cancelled or deemed cancelled pursuant to, or otherwise subject to the limitations on payment set out herein and except as provided in the second paragraph under “Conversion Upon Capital Reduction”) and except as noted in the seventh paragraph under “Settlement Procedures” with respect to certain Spanish stamp and similar taxes payable by the Company in respect of the issue and delivery of the Common Shares), and the Company’s liability to pay any amounts (including the Liquidation Preference of, or any Distribution in respect of the Preferred Securities (other than any accrued and unpaid Distributions to be paid upon a Capital Reduction Conversion in accordance with the provision described in the first paragraph under “Conversion Upon Capital Reduction” (where not cancelled or deemed cancelled pursuant to, or otherwise subject to the limitations on payment set out herein and except as provided in the second paragraph under “Conversion Upon Capital Reduction”) and except as noted in the seventh paragraph under “Settlement Procedures” with respect to certain Spanish stamp and similar taxes payable by the Company in respect of the issue and delivery of the Common Shares)), shall be automatically released, and the Holders of the Preferred Securities so converted shall not have the right to give a direction to the Trustee with respect to the Conversion Event and any related Conversion; (iii) agreed that following a Conversion Event, the Relevant Spanish Resolution Authority may exercise its Spanish Bail-in Power with respect to the Preferred Securities and/or any Common Shares that such Holder or beneficial owner may have received following a Conversion, which exercise may result in any of the consequences described in the first paragraph under “Agreement and Acknowledgment with Respect to the Exercise of the Spanish Bail-in Power”, the cancellation of the Conversion and/or the implementation of material changes to the Conversion terms; (iv) waived, to the extent permitted by the Trust Indenture Act, any claim against the Trustee arising out of its acceptance of its trusteeship under, and the performance of its duties, powers and rights in respect of, the Indenture and in connection with the Preferred Securities so converted or to be converted, including, without limitation, claims related to or arising out of or in connection with a Conversion Event and/or any Conversion; and (v) authorized, directed and requested DTC, the European Clearing Systems and any direct participant in DTC, the European Clearing Systems or other intermediary or depositary through which it holds such Preferred Securities to be converted to take any and all necessary actions, if required, to implement the Conversion without any further action or direction on the part of such Holder or beneficial owner of such Preferred Securities or the Trustee.

Substitution and Modification. Notwithstanding anything to the contrary in this Preferred Security, the Indenture (including Article 10 of the Contingent Convertible Preferred Securities Indenture) or any other agreements, arrangements or understandings between the Company and any Holder, by its acquisition of the Preferred Securities, each Holder and beneficial owner acknowledges, accepts, consents to and agrees that if a Capital Event or a Tax Event, as applicable, occurs and is continuing, the Company may, except if a Trigger Event occurs or shall have occurred, and except if a Capital Reduction occurs or shall have occurred (other than in respect of Preferred Securities with respect to which a duly completed Election Notice has been received during the Election Period), substitute all (but not less than all) of the Preferred Securities or modify the terms of all (but not less than all) of the Preferred Securities, without any requirement for the consent or approval of the Trustee or the Holders or beneficial owners of the Preferred Securities, so that such Preferred Securities are substituted for, or their terms are modified to, become again, or remain Qualifying Preferred Securities, subject to: (i) having given not less than five nor more than 30 days’ notice to the Holders in accordance with Section 1.06 of the Contingent Convertible Preferred Securities Indenture and to the Trustee (which notice shall be irrevocable and shall specify the date for substitution or, as applicable, modification), (ii) the prior consent of the Regulator, if required pursuant to Applicable Banking Regulations, and (iii) any variation in the terms of the Preferred Securities resulting from such modification or, if the Preferred Securities are substituted, any difference between the terms of the Preferred Securities and those of the Qualifying Preferred Securities for which the Preferred Securities are substituted, not being materially prejudicial to the interests of the Holders of the Preferred Securities.

For the purposes of this section “Substitution and Modification”, the notice to be delivered by the Company shall specify the relevant details of the manner in which the relevant substitution or modification shall take effect and where the Holders of Preferred Securities can inspect or obtain copies of the new terms and conditions of the Preferred Securities or, if the Preferred Securities are substituted, of the Qualifying Preferred Securities for which the Preferred Securities are substituted. Such substitution or modification will be effected without any cost or charge to such Holders.

By its acquisition of any Preferred Security, each Holder and beneficial owner acknowledges, accepts, consents to and agrees to be bound by any substitution of or modification to the Preferred Securities and to grant to the Company and the Trustee full power and authority to take any action and/or to execute and deliver any document in the name and/or on behalf of such Holder or beneficial owner, as the case may be, which is necessary or convenient to complete the substitution or modification of the terms of the Preferred Securities, as applicable, pursuant to this section “Substitution and Modification”.

“Qualifying Preferred Securities” are, with respect to Preferred Securities subject to any substitution and modification pursuant to this section “Substitution and Modification”, at any time, any securities issued by the Company (including any Preferred Securities so modified as to remain Qualifying Preferred Securities) that: (a) contain terms which comply with the then-current requirements to be included in, or count towards, the Group’s and the Company’s Tier 1 Capital; (b) have the same or higher ranking as is applicable to the Preferred Securities on the Closing Date; (c) have the same denomination and aggregate outstanding Liquidation Preference, the same terms for the determination of any applicable Distributions, the same redemption rights and the same dates for payment of Distributions as the Preferred Securities immediately prior to any substitution or modification pursuant to this provision; (d) preserve any existing rights under the Preferred Securities to any accrued Distribution which has not been paid in respect of the period from and including the Distribution Payment Date last preceding the date of any substitution or modification (where not cancelled or deemed cancelled pursuant to, or otherwise subject to the limitations on payment set out herein); (e) are listed or admitted to trading on any stock exchange as selected by the Company, provided that the Preferred Securities were listed or admitted to trading on a stock exchange immediately prior to the relevant substitution or modification; and (f) are not, immediately following the relevant substitution or modification, subject to a Capital Event or a Tax Event.

Enforcement Events. Each of the following events is an “Enforcement Event” with respect to the Preferred Securities: (i) the breach of any term, obligation or condition binding on the Company under the Preferred Securities (other than any of the Company’s payment obligations under or arising from the Preferred Securities, including payment of any Liquidation Preference, Distributions or Additional Amounts (including upon a Capital Reduction), payment of the Redemption Price or payment of any damages awarded for breach of any obligations) (a “Performance Obligation”); or (ii) the occurrence of any voluntary or involuntary liquidation or winding-up of the Company (a “Liquidation Event”).

Neither the exercise of the Spanish Bail-in Power nor the exercise of any other resolution tool by the Relevant Spanish Resolution Authority or any action in compliance therewith shall constitute an Enforcement Event or other default under the terms of the Preferred Securities or the Indenture.

Liquidation Distribution. Except as provided in the immediately subsequent paragraph, in the event of any Liquidation Event, Holders of the Preferred Securities (unless previously converted into Common Shares) shall be entitled to receive out of the assets of the Company available for distribution to Holders of the Preferred Securities, the Liquidation Distribution. Such entitlement will arise before any distribution of assets is made to holders of Common Shares or any other instrument of the Company ranking junior to the Preferred Securities.

If, upon the occurrence of a Liquidation Event, a Conversion Event has occurred or occurs but the relevant conversion of the Preferred Securities into Common Shares is still to take place at such time, Holders of the Preferred Securities will be entitled to receive (i) out of the relevant assets of the Company a monetary amount equal to that which Holders of such Preferred Securities would have received on any distribution of the assets of the Company if such conversion had taken place immediately prior to such Liquidation Event or (ii) such amounts as may be otherwise provided in accordance with applicable law at such time.

After payment of the relevant entitlement in respect of a Preferred Security as described in this provision, such Preferred Security will confer no further right or claim to any of the remaining assets of the Company.

Limitation of Remedies Upon an Enforcement Event. The sole remedies of the Holders of the Preferred Securities and the Trustee under the Preferred Securities or the Indenture upon the occurrence of an Enforcement Event shall be: (a) with respect to a breach of a Performance Obligation, to seek enforcement of the relevant Performance Obligation; and (b) with respect to a Liquidation Event, to enforce the entitlement set forth in Section 6.02 of the Contingent Convertible Preferred Securities Indenture.

No Other Remedies and Other Terms. Other than the limited remedies specified in Article 6 of the Contingent Convertible Preferred Securities Indenture, and subject to the provisions below, no remedy against the Company shall be available to the Trustee (acting on behalf of the Holders) or to the Holders of the Preferred Securities, whether for the recovery of amounts owing in respect of such Preferred Securities or under the Indenture, or in respect of any breach by the Company of any of the Company’s obligations under or in respect of the terms of such Preferred Securities or under the Indenture in relation thereto; provided, however, that the Company’s obligations to the Trustee under, and the Trustee’s lien provided for in Section 7.08 of the Contingent Convertible Preferred Securities Indenture and the Trustee’s rights to have money collected applied first to pay amounts due to it under such Section pursuant to Section 6.08 of the Contingent Convertible Preferred Securities Indenture shall not be limited or impaired by Article 6 of the Contingent Convertible Preferred Securities Indenture and expressly survive any Enforcement Event and are not subject to the subordination provisions of Section 13.01 of the Contingent Convertible Preferred Securities Indenture.

Notwithstanding the limitations on remedies specified in this Preferred Security and in Article 6 of the Contingent Convertible Preferred Securities Indenture, (i) the Trustee shall have such powers as are required to be authorized to it under the Trust Indenture Act in respect of the rights of the Holders under the provisions of the Indenture, and (ii) nothing shall impair the rights of a Holder of the Preferred Securities under the Trust Indenture Act, absent such Holder’s consent, to sue for any payment due but unpaid with respect to the Preferred Securities as provided for in Section 6.10 of the Contingent Convertible Preferred Securities Indenture; provided that, in the case of (i) and (ii) above, any payments in respect of, or arising from, the Preferred Securities, including any payments or amounts resulting or arising from the enforcement of any rights under the Trust Indenture Act in respect of the Preferred Securities, shall be subject to the subordination provisions set forth in Section 13.01 of the Contingent Convertible Preferred Securities Indenture.

In furtherance of Section 7.01 of the Contingent Convertible Preferred Securities Indenture:

(i) For purposes of Sections 315(a) and 315(c) of the Trust Indenture Act, the term “default” is hereby defined to mean an Enforcement Event which has occurred and is continuing.

(ii) Notwithstanding anything contained in the Indenture to the contrary, the duties and responsibilities of the Trustee under the Indenture shall be subject to the protections, exculpations and limitations on liability afforded to an indenture trustee under the provisions of the Trust Indenture Act.

Agreement with Respect to Limitation of Remedies for Breach of a Performance Obligation. By its acquisition of any Preferred Security, each Holder and beneficial owner of any such Preferred Security acknowledges and agrees that such Holder and beneficial owner will not seek, and will not direct the Trustee to seek, a claim for damages against the Company in respect of a breach by the Company of a Performance Obligation and that the sole and exclusive remedy that such Holder, beneficial owner and the Trustee may seek under the Preferred Securities and the Indenture for a breach by the Company of a Performance Obligation is specific performance.

Waiver of Past Enforcement Events. Holders of not less than a majority in aggregate Liquidation Preference of the Outstanding Preferred Securities may on behalf of the Holders of all of the Preferred Securities, by Act, waive any past Enforcement Event that results from a breach by the Company of a Performance Obligation. Holders of a majority of the aggregate Liquidation Preference of the Outstanding Preferred Securities shall not be entitled to waive (i) any past Enforcement Event that results from a Liquidation Event and (ii) any Enforcement Event in respect of a covenant or provision of the Indenture which under Article 10 of the Contingent Convertible Preferred Securities Indenture cannot be modified or amended without the consent of the Holder of each Outstanding Preferred Security affected.

Upon the occurrence of any waiver permitted by the paragraph immediately above, such Enforcement Event shall cease to exist, and any Enforcement Event with respect to the Preferred Securities arising therefrom shall be deemed to have been cured and not to have occurred for every purpose of the Indenture, but no such waiver shall extend to any subsequent or other Enforcement Event or impair any right consequent thereon.

Subordination. Unless previously converted into Common Shares and except as provided in the second paragraph under “Liquidation Distribution” above, the payment obligations of the Company under the Preferred Securities shall be direct, unconditional, unsecured and subordinated obligations of the Company and, upon the insolvency (concurso de acreedores) of the Company, in accordance with and only to the extent permitted by the Insolvency Law and any other applicable laws relating to or affecting the enforcement of creditors’ rights in Spain (including, without limitation, Additional Provision 14.3 of Law 11/2015), but subject to any other ranking that may apply as a result of any mandatory provision of law (or otherwise), for so long as the Preferred Securities constitute an Additional Tier 1 Instrument of the Company, the payment obligations of the Company under the Preferred Securities will rank:

(i) junior to:

(A) any claim in respect of any unsubordinated obligations of the Company (including where the relevant claim subsequently becomes subordinated pursuant to Article 281.1.1º of the Insolvency Law); and

(B) any claim in respect of any other subordinated obligations of the Company, present and future, other than under any outstanding Additional Tier 1 Instrument of the Company (other than, to the extent permitted by law, any Parity Securities, whether so ranking by law or their terms);

(ii) pari passu with each other and with all other claims in respect of contractually subordinated obligations of the Company under any outstanding Additional Tier 1 Instruments, present and future (and, to the extent permitted by law, pari passu with any other Parity Securities, whether so ranking by law or their terms); and

(iii) senior to the Common Shares and any other subordinated obligations of the Company which by law rank junior to the Preferred Securities (including, to the extent permitted by law, any contractually subordinated obligations of the Company expressed by their terms to rank junior to the Preferred Securities), such that any relevant claim in respect of the Preferred Securities will be satisfied, as appropriate, only to the extent that all claims ranking senior to it have first been satisfied in full, and then pro rata with any claims ranking pari passu with it, in each case as provided above.

The obligations of the Company under the Preferred Securities are subject to, and may be limited by, the exercise of the Spanish Bail-in Power by the Relevant Spanish Resolution Authority.

The Company agrees with respect to the Preferred Securities and each Holder and beneficial owner of a Preferred Security, by his or her acquisition of a Preferred Security, will be deemed to have agreed to the subordination as described herein. To the extent permitted by Spanish law, each such Holder and beneficial owner will be deemed to have irrevocably waived his or her rights of priority which would otherwise be accorded to him or her under the laws of Spain, to the extent necessary to effectuate the subordination provisions of the Preferred Security. In addition, each Holder and beneficial owner of Preferred Securities by his or her acquisition of the securities, to the extent permitted by Spanish law, authorizes and directs the Trustee on his or her behalf to take such action as may be necessary or appropriate to effectuate the subordination of the relevant Preferred Securities as provided in the Indenture and as summarized herein and appoints the Trustee his or her attorney-in-fact for any and all such purposes.

Waiver of Right of Set-Off. Subject to applicable law, neither any Holder or beneficial owner of Preferred Securities nor the Trustee acting on behalf of the Holders of the Preferred Securities may exercise, claim or plead any right of set-off, compensation or retention in respect of any amount owed to it by the Company in respect of, or arising under, or in connection with, the Preferred Securities or the Indenture and each Holder and beneficial owner of Preferred Securities, by virtue of its holding of any Preferred Securities or any interest therein, and the Trustee acting on behalf of the Holders of the Preferred Securities, shall be deemed to have waived all such rights of set-off, compensation or retention. If, notwithstanding the above, any amounts due and payable to any Holder or beneficial owner of a Preferred Security or any interest therein by the Company in respect of, or arising under, the Preferred Securities are discharged by set-off, such Holder or beneficial owner shall, subject to applicable law, immediately pay an amount equal to the amount of such discharge to the Company (or, if a Liquidation Event shall have occurred, the liquidator or administrator of the Company, as the case may be) and, until such time as payment is made, shall hold an amount equal to such amount in trust (where possible) or otherwise for the Company (or the liquidator or administrator of the Company, as the case may be) and, accordingly, any such discharge shall be deemed not to have taken place.

Limitation on Suits. No Holder (which, for the purposes of this paragraph, includes each holder of a beneficial interest in any Preferred Security) of any Preferred Security shall have any right to institute any proceeding, judicial or otherwise, with respect to such Preferred Security, the Indenture, or for the appointment of a receiver or trustee, or for any other remedy hereunder, unless such Holder fulfils the requirements of Section 6.09 of the Contingent Convertible Preferred Securities Indenture.

Company May Consolidate, Etc., Only on Certain Terms. Assumption. The Company may, without the consent of Holders of the Preferred Securities, consolidate or amalgamate with or merge into any other Person or Persons (whether or not affiliated with the Company) or sell, convey or transfer or lease its properties and assets as an entirety or substantially as an entirety to any Person (whether or not affiliated with the Company), subject to the conditions set forth in Section 9.01 of the Contingent Convertible Preferred Securities Indenture. As indicated therein, the condition set forth in Section 9.01(d) shall not be applicable if the acquiring or resulting successor corporation (the “successor corporation”) is a holding company of the Company or a wholly-owned subsidiary of the Company.

In the event of assumption of the Company’s obligations in connection with a merger, consolidation, amalgamation, conveyance, transfer or lease of substantially all of its assets, the Company shall be released from all obligations and covenants under the Indenture or this Preferred Security, as the case may be, and the successor corporation formed by such consolidation or amalgamation or into which the Company is merged or to which such conveyance, transfer or lease is made shall succeed to and be substituted for, and may exercise every right and power of, the Company under the Indenture with the same effect as if such successor corporation had been named as the Company.

Any holding company of the Company or any wholly-owned subsidiary of the Company (the “successor entity”) may, without the consent of the Holders of the Preferred Securities, assume the obligations of the Company (or of any Person which shall have previously assumed the obligations of the Company) under the Preferred Securities, subject to the conditions set forth in Section 9.03 of the Contingent Convertible Preferred Securities Indenture.

Upon any such assumption, the successor entity shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture with respect to the Preferred Securities with the same effect as if such successor entity had been named as the Company in the Indenture, and the Company or any legal and valid successor entity which shall theretofore have become such in the manner prescribed herein, shall be released from all liability as obligor upon the Preferred Securities.

In the event of any merger, consolidation, amalgamation, conveyance, transfer, lease or assumption permitted as provided above under this section “Company May Consolidate, Etc., Only on Certain Terms. Assumption”, Additional Amounts under the Preferred Securities will thereafter be payable in respect of taxes imposed by the successor corporation’s or successor entity’s, as the case may be, jurisdiction of incorporation or tax residence (subject to exceptions equivalent to those that apply to the obligation to pay Additional Amounts pursuant to Section 11.04 of the Contingent Convertible Preferred Securities Indenture in respect of taxes imposed in Spain) rather than taxes imposed by Spain. Additional Amounts with respect to payments of Distributions due prior to the date of such merger, consolidation, amalgamation, conveyance, transfer, lease or assumption will be payable only in respect of taxes imposed by Spain.

The successor corporation or successor entity, as the case may be, will also be entitled to redeem the Preferred Securities in the circumstances described in, and in accordance with, the section “Optional Redemption due to a Tax Event” and to substitute or modify the terms of the Preferred Securities in the circumstances described in, and in accordance with, the section “—Substitution and Modification of the Preferred Securities”, except that if such successor corporation or successor entity, as the case may be, is not incorporated or tax resident in Spain (i) references to Spain in the definition of “Tax Event” shall be deemed to refer to the successor corporation’s or successor entity’s, as the case may be, jurisdiction of incorporation or tax residence, and (ii) the change in, or amendment to, the laws or regulations of such jurisdiction of incorporation or tax residence or of any political subdivision thereof or any authority or agency therein or thereof having power to tax, or the change in the application or binding official interpretation or administration of any such laws or regulations giving rise to a Tax Event shall become effective subsequent to the date of any such merger, consolidation, amalgamation, conveyance, transfer, lease or assumption permitted under this section “Company May Consolidate, Etc., Only on Certain Terms. Assumption”.

Agreement and Acknowledgment with Respect to the Exercise of the Spanish Bail-in Power. Notwithstanding anything to the contrary in this Preferred Security, the Indenture or any other agreements, arrangements or understandings between the Company and any Holder, by its acquisition of any Preferred Security, each Holder (which, for the purposes of the below, includes each holder of a beneficial interest in any Preferred Security) acknowledges, accepts, consents to and agrees to be bound by: (i) the exercise and effects of the Spanish Bail-in Power by the Relevant Spanish Resolution Authority, which may be imposed with or without any prior notice with respect to the Preferred Securities, and may include and result in any of the following, or some combination thereof: (A) the reduction or cancellation of all, or a portion, of the Amounts Due on the Preferred Securities; (B) the conversion of all, or a portion, of the Amounts Due on the Preferred Securities into shares, other securities or other obligations of the Company or another Person (and the issue to or conferral on the Holder of any such shares, securities or obligations), including by means of an amendment, modification or variation of the terms of the Preferred Securities; (C) the cancellation of the Preferred Securities; (D) the inclusion of a maturity date for the Preferred Securities or the amendment or alteration thereof, or the amendment of the Liquidation Preference or Distributions payable on the Preferred Securities, or the date on which Distributions become payable, including by suspending payment for a temporary period; and (ii) the variation of the terms of the Preferred Securities or the rights of the Holders thereunder or under the Indenture, as deemed necessary by the Relevant Spanish Resolution Authority, to give effect to the exercise of the Spanish Bail-in Power by the Relevant Spanish Resolution Authority.

By its acquisition of any Preferred Security, each Holder acknowledges and agrees that neither a reduction or cancellation, in part or in full, of the Amounts Due on the Preferred Securities or the conversion thereof into another security or obligation of the Company or another Person, in each case as a result of the exercise of the Spanish Bail-in Power by the Relevant Spanish Resolution Authority with respect to the Company, nor the exercise of the Spanish Bail-in Power by the Relevant Spanish Resolution Authority with respect to the Preferred Securities, shall: (i) give rise to a default or event of default for purposes of Section 315(b) (Notice of Defaults) and Section 315(c) (Duties of the Trustee in Case of Default) of the Trust Indenture Act or (ii) be a default or an Enforcement Event with respect to the Preferred Securities or under the Indenture. By its acquisition of any Preferred Security, each Holder further acknowledges and agrees that no repayment or payment of Amounts Due on the Preferred Securities shall become due and payable or be paid after the exercise of the Spanish Bail-in Power by the Relevant Spanish Resolution Authority if, and to the extent that, such amounts have been reduced, converted, cancelled, amended or altered as a result of such exercise.

By its acquisition of any Preferred Security, each Holder, to the extent permitted by the Trust Indenture Act, waives any and all claims, in law and/or in equity, against the Trustee for, agrees not to initiate a suit against the Trustee in respect of, and agrees that the Trustee shall not be liable for, any action that the Trustee takes, or abstains from taking, in either case in accordance with the exercise of the Spanish Bail-in Power by the Relevant Spanish Resolution Authority with respect to the Preferred Securities. Additionally, by its acquisition of any Preferred Security, each Holder acknowledges and agrees that, upon the exercise of the Spanish Bail-in Power by the Relevant Spanish Resolution Authority with respect to the Preferred Securities: (i) the Trustee shall not be required to take any further directions from the Holders with respect to any portion of the Preferred Securities that is written down, converted to equity and/or cancelled under Section 6.14 of the Contingent Convertible Preferred Securities Indenture; and (ii) the Indenture shall not impose any duties upon the Trustee whatsoever with respect to the exercise of the Spanish Bail-in Power by the Relevant Spanish Resolution Authority; provided, however, that notwithstanding the exercise of the Spanish Bail-in Power by the Relevant Spanish Resolution Authority with respect to the Preferred Securities, so long as any Preferred Securities remain Outstanding, there shall at all times be a trustee for the Preferred Securities in accordance with the Indenture, and the resignation and/or removal of the Trustee and the appointment of a successor trustee shall continue to be governed by the Indenture, including to the extent no additional supplemental indenture or amendment is agreed upon in the event the Preferred Securities remain Outstanding following the completion of the exercise of the Spanish Bail-in Power.

By its acquisition of any Preferred Security, each Holder shall be deemed to have authorized, directed and requested the relevant Depositary, Clearing Systems and any direct participant in any relevant Clearing System or other intermediary or depositary through which it holds such Preferred Securities to take any and all necessary actions, if required, to implement the exercise of the Spanish Bail-in Power with respect to the Preferred Securities as it may be imposed, without any further action or direction on the part of such Holder.

Upon the exercise of the Spanish Bail-in Power by the Relevant Spanish Resolution Authority with respect to the Preferred Securities, the Company or the Relevant Spanish Resolution Authority (as the case may be) shall provide a written notice to the relevant Depositary as soon as practicable regarding such exercise of the Spanish Bail-in Power for purposes of notifying the Holders of such Preferred Securities. The Company shall also deliver a copy of such notice to the Trustee for information purposes. No failure or delay by the Company to deliver a notice shall affect the validity or enforceability of the exercise of the Spanish Bail-in Power.

If the Company has elected to redeem the Preferred Securities but, prior to the payment of the Redemption Price to Holders, the Relevant Spanish Resolution Authority exercises its Spanish Bail-in Power with respect to such Preferred Securities, the relevant redemption notice shall be automatically rescinded and shall be of no force and effect, there shall be no redemption and consequently no payment of the Redemption Price (and any other amounts payable in accordance with Article 12 of the Contingent Convertible Preferred Securities Indenture) will be due and payable.

By its acquisition of any Preferred Security, each Holder acknowledges, accepts, consents to and agrees to be bound by (i) the exercise and effect of the Spanish Bail-in Power by the Relevant Spanish Resolution Authority, which may be imposed with or without any prior notice, with respect to any Common Shares that may be delivered to it upon the Conversion (if any) of the Preferred Securities, and (ii) the variation of the terms of such Common Shares to give effect to the exercise of the Spanish Bail-in Power by the Relevant Spanish Resolution Authority.

Each Holder that acquires Preferred Securities in the secondary market or otherwise shall be deemed to acknowledge and agree to be bound by and consent to the same provisions specified herein and in the Indenture to the same extent as the Holders that acquire the Preferred Securities upon their initial issuance, including, without limitation, with respect to Conversion and the above acknowledgment and agreement to be bound by and consent to the terms of the Preferred Securities related to the exercise and effects of the Spanish Bail-in Power.

* * *

This Preferred Security, and any other Preferred Securities of this series and of like tenor, are issuable only in registered form without coupon. The Preferred Securities shall carry a Liquidation Preference of $200,000 per Preferred Security.

This Preferred Security and the Indenture (except as set forth herein and therein) shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made or instruments entered into and, in each case, performed in said state, except that the authorization and execution by the Company of the Indenture, the authorization, issuance and execution by the Company of the Preferred Securities, Section 13.01(a), Section 13.02 and Article 14 of the Contingent Convertible Preferred Securities Indenture and the first two paragraphs under “Subordination”, the provisions under “Waiver of Right of Set-Off” and the provisions under “Agreement and Acknowledgment with Respect to the Exercise of the Spanish Bail-in Power” of this Preferred Security shall be governed by and construed in accordance with the common laws (derecho común) of Spain.

A-23